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                                                                     Exhibit (m)

                              SM&R CAPITAL FUNDS, INC.
         (TO BE RENAMED SM&R INVESTMENTS, INC. EFFECTIVE DECEMBER 31, 1998)

                    DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

                                    October 1998

     This Distribution and Shareholder Servicing Plan (the "Plan") is adopted by SM&R Capital Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), pursuant to Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940, as amended (the "1940 Act") for two of the Fund's series: the SM&R Government Income Fund and the SM&R Tax Free Fund (individually and collectively, the "Series").

     Each Series currently has a single class of shares, but it is intended that five new classes will be established so there will be six classes of shares of common stock (the "Shares") of each Series, designated as the Class T Shares (existing shareholders), the Class A Shares, the Class B Shares, the Class C Shares, the Class J Shares (network), and the Class Y Shares (institutional shareholders), respectively. This Plan describes distribution services and shareholder servicing to be provided by Securities Management and Research, Inc. ("SM&R") (investment adviser and principal underwriter to the Fund), any person providing ongoing servicing to shareholders of the Series (each, a "Service Provider"), or any distributor of the Series' Shares (each, a "Distributor") in connection with the Class A, Class B, Class C and Class J Shares. The Plan also specifies the deductions from Series assets to pay for such services.

SECTION 1. AMOUNT OF PAYMENTS: DISTRIBUTION AND SHAREHOLDER SERVICE FEES

     (a) The two Series will pay distribution fees (the "Distribution Fees") and/or shareholder service fees (the "Service Fees") with respect to each of the Class A, Class B, Class C and Class J Shares of that Series (the "12b-1 Classes") for distribution-related services and shareholder services, respectively, provided to each such Class of Shares. The Distribution Fee and Service Fee, as applicable, for each Class of Shares shall be computed as an annual percentage of the value of the average daily net assets of the two Series attributable to such Class, as follows:

--------------------------------------------------------------------------------
                                         DISTRIBUTION    SERVICE     TOTAL 12b-1
                 CLASS                       FEE          FEE           FEE
                 -----                       ---          ---           ---
--------------------------------------------------------------------------------
 Class T Shares: Existing Shareholders       -0-          -0-           -0-
--------------------------------------------------------------------------------
 Class A Shares: Front-End Load             0.25%         -0-          0.25%
--------------------------------------------------------------------------------
 Class B Shares: Back-End Load (CDSC)       0.50%        0.25%         0.75%
--------------------------------------------------------------------------------
 Class C Shares: Level Load                 0.75%        0.25%         1.00%
--------------------------------------------------------------------------------
 Class J Shares: Network                    0.75%         -0-          0.75%
--------------------------------------------------------------------------------
 Class Y Shares: Institutional               -0-          -0-           -0-
--------------------------------------------------------------------------------

     (b) The Distribution Fees to be paid under this Plan will be calculated daily (as a percentage of average daily net assets) and paid periodically by each of the two Series with respect to the Shares of the relevant 12b-1 Classes of that Series at the annual rates indicated above.


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     (c) The Service Fees to be paid under this Plan will be calculated daily
(as a percentage of average daily net assets) and paid periodically by each of the two Series with respect to the Shares of the relevant 12b-1 Classes of that Series at the annual rates indicated above.

     (d) Payments under this Plan are not tied exclusively to shareholder services or distribution expenses actually incurred by SM&R or any Service Provider or Distributor; the payments may exceed or be less than expenses actually incurred by SM&R, a Service Provider and/or a Distributor.

SECTION 2.  DISTRIBUTION AND SHAREHOLDER SERVICES PROVIDED.

     The Distribution Fees payable with respect to Class B, Class C and Class J Shares of the two Series are intended to compensate SM&R, or enable SM&R to compensate other persons, including Distributors, for services that are primarily intended to result in, or that are primarily attributable to, the sale of such respective Classes of Shares of the Series ("Selling Services"). The Service Fees payable with respect to the Class A, Class B and Class C Shares of the Series are intended to compensate SM&R, or enable SM&R to compensate Service Providers, for providing ongoing servicing to shareholders of the Series ("Shareholder Services").

     "Selling Services" when used in this Plan include, but are not limited to: compensation of sales personnel, training and supervision of sales personnel, advertising, marketing, and other promotional expenses (including the preparation of, printing, and making of sales literature), and the printing and distribution to prospective investors in the Series of prospectuses and statements of additional information, that are used in connection with sales of the relevant 12b-1 Classes of the Series and distributing such Classes of Shares of the Series. In providing compensation for Selling Services in accordance with this Plan, SM&R is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the relevant 12b-1 Classes of each Series; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the relevant 12b-1 Classes of each Series; and (iii) to make, or cause to be made, payments to financial intermediaries who have sold the Shares of the relevant 12b-1 Classes.

     "Shareholder Services" as used in this Plan mean all forms of shareholder liaison services, as SM&R deems appropriate for functions such as maintaining shareholder accounts, providing shareholder liaison services, responding to customer inquiries, and providing shareholders with information on their investments and about the Series.

SECTION 3. APPROVAL OF PLAN AND RELATED AGREEMENTS.

     (a) SHAREHOLDER APPROVAL. Neither this Plan nor any related agreements will take effect with respect to a 12b-1 Class of a Series, and no fee will be deducted or payable in accordance with Section 1 of this Plan, with respect to the Shares of such 12b-1 Class of a Series, until this Plan has been approved by a vote of at least a majority of the outstanding voting securities represented by that Class, if adopted after any public offering of the Shares of that Class or the sale of such Shares to persons who are not affiliated persons of the Fund or affiliated persons of such persons. This Plan will be deemed to have been approved by shareholders of a 12b-1 Class of a Series so long as a majority of the outstanding voting securities of the shareholders of such 12b-1 Class vote for the approval of the Plan, notwithstanding that: (i) the Plan has not been approved by a majority of the outstanding voting securities represented by any other Class;
(ii) the Plan has not been approved by a majority of the outstanding voting securities of the relevant Series of the Fund; or (iii) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

     (b) DIRECTOR APPROVAL. Neither this Plan nor any related agreements will take effect with respect to any Class of Shares of a Series until approved by:

     (i) a majority vote of the full Board of Directors of the Fund (the "Board"), and


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     (ii) a majority vote of those directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Directors"),

     cast in person at a meeting called for the purpose of voting on this Plan and the related agreements. In voting to approve the implementation or continuance of this Plan (see Section 4 below), the directors must conclude, in exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the relevant Class of the Series and its shareholders.

SECTION 4. CONTINUANCE OF PLAN.

     This Plan will continue in effect with respect to a 12b-1 Class of Shares of a Series from year to year so long as its continuance is specifically approved annually by vote of the Board in the manner described in Section 3(b) above. The Board will evaluate the appropriateness of this Plan with respect to the Shares of each of the respective 12b-1 Classes of each Series and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Shareholder Services and/or Selling Services provided by SM&R, Service Providers and/or Distributors and amounts SM&R, Service Providers and/or Distributors receive under this Plan.

SECTION 5. TERMINATION.

     This Plan may be terminated with respect to any 12b-1 Class of a Series at any time, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the relevant Class of the Series.

SECTION 6. AMENDMENTS.

     This Plan may not be amended with respect to any 12b-1 Class of a Series to increase materially the amount of the fees described in Section 1 above without approval of the shareholders of the relevant Class of the Series as contemplated in Section 3(a) above. In addition, all material amendments to this Plan must be approved in the manner described in Section 3(b) above.

SECTION 7. SELECTION OF INDEPENDENT DIRECTORS.

     While this Plan is in effect with respect to any 12b-1 Class of a Series, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

SECTION 8. QUARTERLY WRITTEN REPORTS.

     In each year during which this Plan remains in effect with respect to a 12b-1 Class, SM&R (and any other person authorized to direct the disposition of monies paid or payable by the relevant Series pursuant to the Plan or any related agreement) will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports complying with the requirements of Rule 12b-1, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

SECTION 9.  RECORDKEEPING.

     The Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report, or for such other periods as may be required by applicable law.


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SECTION 10. FILING.

     This Plan shall be filed as an exhibit to the Fund's Registration Statement on Form N-1A with the U.S. Securities and Exchange Commission, with the next amendment of such Registration Statement filed after the date hereof.

SECTION 11. INTERPRETATION; MEANING OF CERTAIN TERMS.

     (a) This Plan shall be interpreted in accordance with the 1940 Act and Rule 12b-1 thereunder.

     (b) As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

     (c) The provisions of this Plan are severable for each Class of each Series.

SECTION 12. LIMITATION OF LIABILITY.

     The obligations of the Fund and each Series under this Plan will not be binding upon any of the directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund and the relevant Series, as provided in the Fund's Articles of Incorporation. The execution and delivery of this Plan have been authorized by the directors of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the directors nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Fund and each Series, as applicable.

SECTION 13. DATE OF EFFECTIVENESS.

     This Plan has been executed by the Fund as of the 2nd day of November, 1998 and will become effective with respect to the Class A, Class B, Class C or Class J Shares of a Series as of January 1, 1999 or on such other date as interests in the Class A, Class B, Class C or Class J Shares of that Series, as applicable, are first offered to or held by the public (subject to approvals as provided for in Section 3 above).

                    SM&R CAPITAL FUNDS, INC.

                    By: /s/ Michael W. McCroskey
                        -------------------------
                        Michael W. McCroskey
                        President


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